Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 18, 2005, on the statements of assets and liabilities, including the schedules of investments, of U.S. Government Securities Fund, Large Cap Value Fund, and Short-Term Investment Grade Bond Fund (“Funds”) of Smith Barney Funds, Inc. as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 27, 2005